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                                                                    EXHIBIT 21

                      LIST OF SUBSIDIARIES OF THE COMPANY


    COMPANY NAME                         STATE OF INCORPORATION/ORGANIZATION
1.  Mississippi Phosphates Corporation                 Delaware
2.  Mississippi Potash, Inc.                          Mississippi
3.  Eddy Potash, Inc.                                 Mississippi
4.  Mississippi Nitrogen, Inc.                         Delaware
5.  MissChem Nitrogen, L.L.C.                          Delaware
6.  Triad Nitrogen, L.L.C.                             Delaware
7.  TNI Barge, Inc.                                    Delaware
8.  MCC Investments, Inc.                              Delaware
9.  Mississippi Chemical Management                    Delaware
    Company
10. Mississippi Chemical Company, L.P.                 Delaware
11. Mississippi Chemical Holdings, Inc.         British Virgin Islands
12. MissChem (Barbados) SRL                Barbados Society With Restricted
                                                      Liability
13. MissChem Trinidad Limited                          Trinidad

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